                                                               EXHIBIT NO. 10(n)

                                 LOAN AGREEMENT

This LOAN AGREEMENT (the "Loan Agreement" or "Agreement") is made and entered into effective this 30th day of September, 1999 by and between FIRSTAR BANK, N.A., a national banking corporation (the "Bank"), and PINNACLE DATA SYSTEMS, INC. (the "Company" or "Borrower").

SECTION 1.        THE LOAN(S).

     1.1 THE REVOLVING LOAN. From the date hereof until September 30, 2000 (the "Revolving Loan Maturity Date"), the Bank agrees to make loans and advances to the Company on a revolving basis for the purpose of short-term working capital up to the sum of $2,000,000.00, subject to the terms and conditions of this Agreement (the "Revolving Loan"); provided, however, that the Bank shall have no obligation to advance or readvance any sums pursuant hereto at any time when there exists any set of facts or circumstances which, by themselves or upon giving of notice or the lapse of time, or both, would constitute an Event of Default under this Agreement. The Revolving Loan shall be evidenced by and repayment thereof shall be made in accordance with the terms of a promissory note of even date herewith (the "Revolving Note") or by one or more promissory notes agreed upon by the parties hereto in substitution or partial substitution therefor in favor of the Bank.

     1.2 THE TERM LOAN. The Bank made a term loan to the Company in the amount of $300,000.00 on January 20, 1998, which the Bank and the Company agree, shall be subject to the terms and conditions of this Agreement (the "Term Loan"). The Term Loan is evidenced by and repayment thereof shall be made in accordance with the terms of a promissory note dated January 20, 1998 or by one or more promissory notes agreed upon by the parties hereto in substitution or partial substitution therefor in favor of the Bank (the "Term Note"). The principal balance of the Term Loan shall be repaid in monthly installments of $5,000.00, with the remaining principal balance and accrued interest thereon paid in full on January 31, 2003. The Revolving Loan and the Term Loan shall be collectively referred to herein as the "Loans".

     1.3 REVOLVING LOAN INTEREST RATE. Borrower agrees to pay to Bank monthly interest on the unpaid balance of the Revolving Loan at a variable rate of interest (the "Prime Rate") equal to the Prime Rate of Bank from time to time in effect. Each change in the Prime Rate automatically and immediately changes the interest rate on the Revolving Loan without notice to Borrower. "Prime Rate" as used herein shall mean the rate published by Bank from time to time as its Prime Rate based on its consideration of economic, money market, business and competitive factors, and it is not necessarily Bank's most favored rate. The Prime Rate is currently 8.25%. Interest shall be calculated on a three hundred sixty (360) day year basis and shall be based on the actual number of days that elapse during the interest calculation period.

     1.4 AVAILABILITY. Under the Revolving Loan the Borrower may borrow, repay, and reborrow up to the lesser of: a) Eighty percent [80%] of Borrower's Eligible Accounts Receivable; PLUS Fifteen percent [15%] of Borrower's Eligible Components Inventory PLUS Thirty percent [30%] of Borrower's Eligible Peripherals Inventory PLUS Forty percent [40%] of Borrower's Eligible Finished Goods Inventory (the sum of which is the "Eligible Inventory") up to a maximum Eligible Inventory advance of the lesser of $750,000 or 50% of the outstanding balance on the Revolving Loan; MINUS the outstanding balance on the Term Loan; or b) $2,000,000.00. The lesser of the amount computed in a) and the amount shown in b) shall be called the "Amount Available". Should the total loan amount outstanding at any time exceed the Amount Available, the Borrower shall, upon notification, reduce the amount outstanding to an amount that is less than or equal to the Amount Available. Advances under the Revolving Loan must be requested in amounts of $25,000 or greater.

     "Eligible Accounts Receivable" shall mean accounts receivable acceptable to the Bank originating from the sale of inventory in the ordinary course of business and outstanding less than ninety [90] days from the date of invoice, MINUS the aggregate accounts receivable of any individual customer if more than twenty-five percent [25%] of that customer's accounts receivable is greater than 90 days from the date of invoice; MINUS accounts receivable arising from a contract with the United States Government not supported by an acceptable assignment of claim; MINUS accounts receivable subject to a contra payable account; MINUS accounts receivable arising from a customer whose mailing address or executive office is located outside the United States and is not supported by a letter of credit acceptable to the Bank.

     "Eligible Components Inventory", "Eligible Peripherals Inventory" and "Eligible Finished Goods Inventory" shall mean product code subsets PDC1, PDC5 and FGS, respectively, as accounted for in the Company's perpetual inventory system. Eligible Inventory shall exclude: (i) capitalized labor and overhead and (ii) Eligible Inventory not in the physical possession of the Company or held outside the United States of America.

SECTION 2. REPRESENTATIONS & WARRANTIES. To induce the Bank to enter into this Agreement and to agree to make the loans described in Section 1 hereof (the "Loans"), the Borrower represents and warrants that:

     2.1 CORPORATE EXISTENCE. Borrower is a corporation duly existing under the laws of the State of Ohio, is qualified to do business in all states where failure to be so qualified would have a material adverse effect on the Borrower and has all requisite power and authority to own its property and carry on its business as now being conducted.

     2.2 BORROWING AUTHORIZATION. The execution by the Borrower and the delivery and performance of this Agreement, the Note(s), and other documents connected to the loans described herein have been authorized by necessary corporate action and will not violate: 1) any provision of law; 2) the Articles of Incorporation or By-laws of the Borrower; or 3) any agreement binding on the Borrower.

     2.3 PURPOSE AND USE OF PROCEEDS. The proceeds of the Loan will be used by the Borrower to support general working capital requirements.

     2.4 FINANCIAL STATEMENTS. Financial statements of the Borrower dated December 31, 1998 (a copy of which have been previously furnished to the Bank) have been prepared in conformity with generally accepted accounting principles consistently applied, and fairly represent the financial condition of the Borrower and its operations as of the date of the statements, and since such date there has been no material adverse change in its financial condition.

     2.5 ACTIONS PENDING. There is no litigation pending or threatened against or affecting the Borrower before any court or agency, or any contingent liabilities that are not provided for in the financial statements referred to in 2.4, hereof.

     2.6 LIENS. None of the assets of the Borrower are subject to any mortgage, pledge, security interest, lien, or other encumbrance except for those noted in the financial statements referred to in 2.4, hereof.

     2.7 ENVIRONMENTAL MATTERS. All operations and property of the Borrower are in full compliance with all federal, state, and local statutes, rules, and regulations relating to air and water pollutants and hazardous waste disposal. There is no judicial or administrative proceeding pending or threatened against or affecting the Borrower with respect to such environmental matters.

     2.8 COMPLIANCE. The Borrower is in compliance in all material respects with all statutes, rules, and regulations applicable to it. No default (or event which with notice or lapse of time, or both, would constitute a default) exists under any agreement or instrument for borrowed money to which Borrower is a party or pursuant to which any property of Borrower is encumbered.

     2.9 LIABILITIES. All taxes, assessments, and other liabilities which are due have been paid in full and in a timely manner, except for those taxes and assessments which the Borrower is contesting in good faith and with respect to which the Borrower has taken proper steps to perfect its appeal and which have not resulted in liens on the Borrower's property which materially diminishes the value of the property.

     2.10 MILLENNIUM COMPLIANCE. Borrower has conducted a thorough review of its mainframe information systems, PC/LAN systems, software, facilities, machinery and equipment (collectively "Computer-Related Systems") and have determined the total costs of becoming Year 2000 Compliant, including, costs related to remediation, replacement, upgrading, conversion and testing of hardware and other equipment and software. On the basis of this review, the Borrower has concluded that the incremental cost to the Borrower of becoming Year 2000 Compliant will not have a material adverse effect on the financial condition of the Borrower. Further, Borrower's Computer-Related Systems are Year 2000 Compliant or the Borrower has adequate plans and processes in place sufficient for all of the Borrower's Computer-Related Systems to become Year 2000 Compliant prior to such time that a failure to be Year 2000 Compliant might reasonably be expected to have a material adverse effect upon Borrower's business, operations, properties or financial condition. For purposes of this Agreement, "Year 2000 Compliant" means that the Borrower's Computer-Related Systems (1) will process all dates in and after the Year 2000 in a correct and consistent manner in all applicable operations including but not limited to input, output, comparisons (branching) and arithmetic operations (such as the difference between two dates), (2) use fields providing at least four decimal digits for the year portion of all stored dates, (3) calculate and handle leap year dates correctly, and (4) will otherwise generally manipulate data and generate output and reports in a fault-free manner during and after the Year 2000.

SECTION 3. COLLATERAL. All obligations of the Borrower to the Bank under this Agreement and the Note(s) shall be secured by the following (collectively called the "Collateral"):

     3.1 A security interest in the Borrower's Accounts, Instruments, Chattel Paper, Investment Property, Inventory, Equipment, Motor Vehicles, Fixtures, and General Intangibles as such terms are defined in the Security Agreements, now owned or hereafter acquired, their proceeds (cash or non-cash) and any insurance proceeds related thereto;

     3.2 An assignment of insurance in the amount of $1,000,000.00 on the life of John D. Bair.

The Collateral and all documentation with respect thereto shall be in a form satisfactory to the Bank, and the Borrower agrees to execute any and all documents necessary to assure the protection, perfection, and/or enforcement of the Bank's security interest in the Collateral.

SECTION 4. COVENANTS. In consideration of the Bank's promise to make the loans described herein, the Borrower agrees that, from the date of this Agreement until the Note(s) are paid in full, they will:

     4.1 FINANCIAL STATEMENT. Furnish the Bank: 1) a copy of its audited financial statements prepared in conformity with generally accepted accounting principles applied on a basis consistent with the preceding years by independent certified public accountants acceptable to the Bank within 120 days of the Borrower's fiscal year end; and 2) a copy of its unaudited financial statements, similarly prepared, in a form satisfactory to the Bank within 30 days of the end of each of its fiscal months.

     4.2 PERIODIC REPORTS. Provide the Bank 1) an aging of accounts receivable in a form satisfactory to the Bank within 30 days of the end of each of the its fiscal months; 2) a calculation of the Amount Available, substantially in the form of the attached Exhibit "A" and a "no-default" certification, substantially in the form of the attached Exhibit "B", both signed by an authorized officer of the Borrower within 30 days of the end of each of its fiscal months; 3) a breakdown of Eligible Inventory in a form satisfactory to the Bank within 30 days of the end of each of its fiscal months; and 4) other reports and information as the Bank may reasonably request.

     4.3 INSURANCE. Maintain insurance on all real and personal property with carriers acceptable to the Bank in an amount and against hazards and liabilities as is common with other companies in similar situations. The policies shall show the Bank as "name insured" and "loss payee." The Borrower shall provide the Bank with certificates of insurance or other satisfactory evidence upon request.

     4.4 TAXES. Pay all taxes, assessments, and other liabilities when due, except for those which are contested in good faith.

     4.5 NOTICE. Give the Bank prompt notice of any: (i) default of this or any other Agreement or contract under which the Borrower is liable; (ii) environmental or labor dispute; (iii) lawsuit filed naming the Borrower as a defendant; (iv) reportable event under ERISA; or (v) material change in the Borrower's business prospects or financial condition.

     4.6 CORPORATE EXISTENCE AND STATUS. Maintain its corporate existence and remain in good standing under the laws of each jurisdiction where the Borrower is duly qualified to conduct its business.

     4.7 MAINTENANCE OF PROPERTY. Maintain Borrower's property in good condition and repair, and not commit or permit any action that may impair the value of the property or the Bank's Collateral.

     4.8 MILLENNIUM COMPLIANCE. Promptly evaluate each newly-acquired item of software, hardware, machinery and equipment to determine if it is Year 2000 Compliant and promptly take steps to ensure that all material suppliers, vendors, third-parties providing goods or services to the Borrower and all material customers are Year 2000 Compliant or have a comprehensive and reasonable plan to become Year 2000 Compliant in a timely manner, such that such suppliers, vendors, third-parties and customers will not experience Year 2000 related problems that could result in a material adverse effect upon the Borrower's business, operations, or financial condition.

     4.9 DEBT SERVICE COVERAGE RATIO. Not permit its Debt Service Coverage Ratio to be less than 1.25:1. "Debt Service Coverage Ratio" shall be defined as net income plus depreciation and amortization expense plus interest expense less dividends all divided by required principal payments, including capital lease payments, plus interest expense. Debt Service Coverage shall be measured monthly on the basis of a rolling twelve months. All financial terms in this Agreement shall have the meanings given them under generally accepted accounting principles.

     4.10 TANGIBLE CAPITAL BASE. Not permit its Tangible Capital Base to be less than $1,850,000 plus the greater of 80% of net income or $100,000 beginning with the fiscal year ending December 31, 1998 and for each fiscal year thereafter. "Tangible Capital Base" shall mean, as of any date, the sum of the Company's total equity plus debts acceptably subordinated to the Bank minus any intangible assets minus any loans or advances to officers, shareholders, or employees of the Company.

     4.11 LEVERAGE RATIO. Not permit its Leverage Ratio to be greater than 1.75:1. "Leverage Ratio" shall mean, as of any date, the quotient of the Company's total liabilities less debt acceptably subordinated to the Bank divided by the Company's Tangible Capital Base.

     4.12 CAPITAL IMPROVEMENTS. Not expend for new equipment or capital improvements (including capitalized leases) an amount in excess of $300,000 in any one fiscal year. No accumulation of such amounts shall be allowed from year-to-year.

     4.13 FIRSTAR BANK, N.A. LOCKBOX. Maintain a lockbox at the Bank. Substantially all corporate receipts are to be mailed to and processed through this lockbox.

     4.14 INDEBTEDNESS. Not incur or permit to exist any indebtedness, except:
(i) the borrowings evidenced by this Agreement; (ii) the borrowings provided for in the financial statements referred to in Section 2.4, hereof; (iii) favorable short-term unsecured trade credit granted in the ordinary course of business;
(vi) purchase money for equipment purchases or leases. Purchase money indebtedness may not exceed $250,000 at any one time.

     4.15 LIENS. Not create or permit to exist any mortgage, pledge, security interest, or other encumbrance with respect to any assets now owned or hereafter acquired, except for (i) liens created in favor of the Bank hereunder; or (ii) purchase money interests created in connection with the acquisition of property acquired after the date of this Agreement which attaches specifically to the property acquired.

     4.16 LOANS AND ADVANCES. Borrower will not make any loans or advances to any person, corporation or entity. Loans or advances made for travel or other expenses advanced to employees in the ordinary course of business are excluded from this limitation.

     4.17 RESTRICTED PAYMENTS. Neither (i) declare nor pay any dividend to common shareholders; nor (ii) purchase or redeem any shares of its stock from common or preferred shareholders.

     4.18 GUARANTIES. Not guaranty any obligation or indemnify any other person or enterprise except for the personal liability from the Borrower's own officers', directors', or employees' own actions on behalf of the Borrower.

     4.19 MERGER AND SALE OF ASSETS. Not be a party to any merger, consolidation, or reorganization (including the purchase of all or substantially all of the equity or assets of any other enterprise). Not, except in the ordinary course of its business, sell, transfer, or lease any part of its property.

     4.20 INVESTMENTS. Not invest in, loan, or make advances to any other enterprises, except for (i) obligations of the United States Treasury and agencies thereof, (ii) commercial paper maturing within one-year and rated "A-1/P-l or better," or (iii) Certificates of Deposit of the Bank.

     4.21 WAIVER. Any variance from these covenants shall be permitted only with the prior written consent and/or waiver of the Bank. Any such waiver shall not preclude the exercise of any power or right under this Agreement by the Bank.

SECTION 5. CLOSING CONDITIONS. The obligation of the Bank to make the Loans described by this Agreement is subject to the satisfaction of each of the following conditions:

     5.1 RESOLUTIONS. The Borrower shall have delivered to the Bank a copy of the resolutions of the Borrower's Boards of Directors authorizing the loans described herein and the execution and delivery of this Agreement, the Note(s), and other documents the Bank deems necessary for these loans, certified by appropriate officers of the Borrower.

     5.2 OTHER DOCUMENTS; INSPECTION. The Borrower shall have delivered to the Bank such other documents as the Bank may request prior to the date of the initial loan. The Bank or its designated representative shall have the continuing right to inspect and review all the Borrower's records, documents, and assets, whether or not directly related to the obligations hereunder.

     5.3 DEFAULT. Before and after giving effect to the Loan(s) described herein, no event of default (as defined below) or event, which would with the passage of time become an event of default, shall have occurred and/or be continuing.

     5.4 WARRANTIES. Before and after giving effect to the loan(s) described herein, the representations and warranties noted in Section 2 above shall be true and correct on the date of this Agreement.

SECTION 6. EVENTS OF DEFAULT. Upon the occurrence of any of the following events the Bank may declare the Note(s) due and immediately payable, without further notice or demand and the Bank shall have all rights to realize on the collateral. To the extent the Amount Available is not being utilized by the Borrower, the Bank may upon such declaration of default terminate any unused balance. The occurrence of any of the following events shall be an "Event of Default" hereunder and under the Loan Documents:

     6.1 Non-payment of principal or interest prescribed herein when due or when notice of such non-payment is sent to the Borrower by the Bank, or any default, demand, or acceleration under any Note or related instrument concerning the Collateral; or

     6.2 Non-payment of principal or interest on any other borrowed money obligation when due or the holder of such obligation declares the obligation due prior to its stated maturity unless the obligation is disputed in good faith; or

     6.3 Any representation or warranty of the Borrower in this or any other loan document is false; or

     6.4 The Borrower violates any covenant or condition of this or any other loan documentation; or

     6.5 The Borrower is unable to pay its business debts as they become due or the Borrower's consolidated financial statement indicates an insolvency or deficit net worth; or

     6.6 The Borrower applies for the appointment of a trustee or receiver of any part of the assets of the Borrower or commences any proceedings relating to Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or other liquidation law of any jurisdiction; or

     6.7 Any such application, if filed, or any such proceedings are commenced against the Borrower, and the Borrower indicates its approval, consent, or acquiescence; or an order is entered appointing such trustee or receiver, or adjudicating the Borrower bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for thirty (30) days; or

     6.8 A material part of the Borrower's operations shall cease for a period of thirty (30) days, other than temporary or seasonal cessations which are simultaneously experienced by other companies in the Borrower's lines of business (which, if continued, would not have a material adverse effect on the Borrower's operations or financial condition); or

     6.9 If, in the reasonable opinion of the Bank, there has been a material adverse change in the financial affairs or operating condition of the Borrower or in the value of the Collateral which, in the reasonable judgment of Bank, materially imperils the Borrower's ability to repay or secure its obligations to the Bank under this Agreement.

The above recitations of Events of Default supplement and are in addition to any defaults specified in any other Loan Documents. If any Event of Default occurs, Bank may, without further notice or demand accelerate the obligations and any other obligations of Borrower to Bank and thereupon all such obligations shall immediately be due and payable, and the Bank shall have all rights provided herein or in any of the other Loan Documents or otherwise provided by law to realize on the Collateral, and to the extent that the Borrower has not borrowed the maximum amount otherwise available to it under the Loans, Bank may elect to make no further funds available to Borrower.

SECTION 7. MISCELLANEOUS.

     7.1 ENTIRE AGREEMENT. This Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided herein.

     7.2 LAW; JURISDICTION; VENUE. This Agreement, the Loans, and the Note(s) shall be deemed made in Ohio, and all the rights and obligations of the parties hereunder shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity, and performance. Without limitation on the ability of the Bank to exercise all its rights as to the Collateral security for any loan or note, or to initiate and prosecute actions for repayment in any applicable jurisdiction, Bank and Borrower agree that any action or proceeding commenced by or on behalf of the parties relating to this Agreement, the loans, or the Note(s) shall be commenced and maintained exclusively in courts of applicable jurisdiction located in Franklin County, Ohio. These documents memorialize the entire Agreement between the parties and any amendments to these documents may only be made in writing and signed by all parties.

WARNING - BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHTS TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE OF HIS PART OF COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE. (SEC. 2323.13 O.R.C.)

Accepted this _4TH__ day of October, 1999

BORROWER:

Pinnacle Data Systems, Inc.

By: /s/ Thomas J. Carr
   -----------------------------------

Title:     CFO
      --------------------------------

BANK:

Firstar Bank, National Association

By: /s/ James C. Blythe
    ----------------------------------
    James C. Blythe, Vice President

                                                                       EXHIBIT A

                           PINNACLE DATA SYSTEMS, INC.
                           BORROWING BASE CERTIFICATE

                                                   -----------------------------
                                                              (Date)

We submit the following information regarding accounts receivable and inventory of the Company in connection with the Loan Agreement effective September 30, 1999 entered into by and between Pinnacle Data Systems, Inc. and Firstar Bank, N.A. (the "Bank"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Completed as of ___________________.

Total Accounts receivable                                                       $__________________
Less:  Accounts receivable over 90 days from invoice date:                      ($_________________)
       25% cross-age                                                            ($_________________)
       Ineligible government receivables                                        ($_________________)
       Contra accounts payable                                                  ($_________________)
       Ineligible foreign receivables                                           ($_________________)
Eligible Accounts Receivable:                                          (a)      $__________________
Accounts receivable advance rate                                       (b)                   x 80%
Accounts receivable advance (a x b)                                    (c)      $__________________

Eligible Components Inventory                                          (d)      $__________________
Eligible Components Inventory advance rate                             (e)                   x 15%
Components Inventory advance (c x d)                                   (f)      $__________________

Eligible Peripherals Inventory                                         (g)      $__________________
Eligible Peripherals Inventory advance rate                            (h)                   x 30%
PERIPHERALS INVENTORY ADVANCE (E X F)                                  (I)      $__________________

Eligible Finished Goods Inventory                                      (j)      $__________________
Eligible Finished Goods Inventory advance rate                         (k)                   x 40%
FINISHED GOODS INVENTORY ADVANCE (G X H)                               (L)      $__________________

Less:  Term Loan outstanding balance                                   (m)      ($_________________)

Amount Available:                                         (c + f + i + l - m)   $__________________

Less: Revolving Loan outstanding balance                                        ($_________________)

AVAILABILITY EXCESS/(SHORTAGE)                                                  $__________________

If shortage, amount of pay down authorized by the Company through
a debit to its account number 486-468-127                                       $__________________


I hereby certify that at no time during the past month did the Revolving Loan outstanding balance exceed the amount available and that no Event of Default exists at this time or existed during the period.

Pinnacle Data Systems, Inc.

By:____________________________                Its: ____________________________

                           PINNACLE DATA SYSTEMS, INC.
                       ACCOUNTS RECEIVABLE RECONCILIATION


Accounts Receivable per the accounts receivable aging:        $__________________

Accounts Receivable per the borrowing base certificate:       $__________________

Accounts Receivable per the month end financial statement:    $__________________

Please provide explanations for any variances between the above accounts receivable reports in the space below.

                                                                       EXHIBIT B

                           PINNACLE DATA SYSTEMS, INC.
                             COMPLIANCE CERTIFICATE
                           DATE:______________________

This certificate is given by Pinnacle Data Systems, Inc. ("Company"), pursuant to subsection 4.2.2 of that certain Loan Agreement (the "Loan Agreement" or "Agreement") effective September 30, 1999 by and between the Company and Firstar Bank, N.A. (the "Bank"). Capitalized terms used herein without definition shall have the meanings set forth in the Agreement.

The undersigned is an officer of the Company and is duly authorized to execute and deliver this certificate on behalf of the Company. By executing this certificate, the undersigned hereby certifies to the Bank that:

1. The financial statements delivered with this certificate in accordance with subsection 4.1 as applicable of the Agreement fairly present in all material respects the results of operations and financial condition of the Company as of the date of such financial statements;

2. I have reviewed the terms of the Agreement and the Revolving Note (collectively the "Revolving Notes") and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Company during the accounting period covered by such financial statements;

3. Such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, if any condition or event that constitutes an Event of Default, as defined in both Section 6 of the Agreement and in the Revolving Note, except as set forth in Attachment A hereto which includes a description of the nature and period of existence of such an Event of Default and what action the Company has taken, is undertaking and proposes to take with respect thereto; and

4. The Company is in compliance with the covenants contained in Section 4 of the Agreement, as demonstrated below in the financial covenant compliance worksheet attached hereto as Attachment B. Any instances were the Company is not in compliance should be described in Attachment A attached hereto.

IN WITNESS WHEREOF, the Company has caused this compliance certificate to be executed by the authorized officer of the Company this ____ day of _______,
_______

Pinnacle Data Systems, Inc.

By:_______________________

Title:______________________